Exhibit 21.1

SUBSIDIARIES OF MINT INCORPORATION LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
CKL Holding Limited	British Virgin Islands	October 27, 2023	100%
Matter Interiors Limited	Hong Kong SAR	November 16, 2018	100%